Exhibit 99.1

N E W S R E L E A S E
For additional information: Terence R. Rogers, VP Finance and Treasurer 773.788.3720

RYERSON INC. ELECTS BOARD DIRECTOR

CHICAGO, IL – March 6, 2007 – The Board of Directors of Ryerson Inc. (NYSE: RYI) announced today that it has elected James R. Kackley to the Company’s Board of Directors.

“We are extremely pleased to have James Kackley join our Board,” said Neil Novich, Chairman and Chief Executive Officer of Ryerson. “James brings an extensive background in finance and experience auditing multi-location retailers and distributors. In the past three years, we have added five new directors to Ryerson’s Board, part of an ongoing process to bring a fresh perspective and relevant experience that complements our outstanding and active Board of Directors,” added Novich.

James R. Kackley, 64, is a private investor. Mr. Kackley practiced as a public accountant for Arthur Andersen from 1963 to 1999. From 1974 to 1999, he was an audit partner for the firm, dealing with a substantial number of public and non-public companies, including companies engaged in manufacturing, distribution, and retail businesses. In addition, in 1998 and 1999, he served as Chief Financial Officer for Andersen Worldwide, then a $16 billion a year professional services firm operating in more than 100 countries. From June 1999 to May 2002, Mr. Kackley was an adjunct professor at the Kellstadt School of Management at DePaul University. Mr. Kackley currently serves as a director, member of the audit and management compensation committees and the audit committee financial expert for PepsiAmericas, Inc., a $4 billion soft-drink bottler based in Minneapolis, Minnesota. In addition, he currently serves as a director, Chairman of the audit committee and as the audit committee financial expert of Herman Miller, Inc., a Michigan-based manufacturer of office furniture. He also acts as a director and Chairman of the audit and finance committee for Orion Energy Systems, Inc., a Wisconsin-based manufacturer of industrial lighting. Previously, he served on the audit committees of Northwestern University and the Chicago Symphony Orchestra, not-for-profit corporations. He is currently a Life Trustee of Northwestern University and the Museum of Science and Industry in Chicago.

The Ryerson Inc. Board of Directors also determined that, as part of a planned succession process, Gregory P. Josefowicz, a member of the Company’s Board since 1999, will succeed James A. Henderson as the Chair of the Company’s nominating and governance committee, effective at the next Annual Meeting of Stockholders. The Chair of this committee acts as the presiding director of the Board and chairs all executive sessions of the non-management and independent directors. Mr. Josefowicz is the retired Chairman, President and Chief Executive Officer of Borders Group, Inc., an operator of book superstores and mall-based bookstores. Previously, he was Chief Executive Officer of the Jewel-Osco division of American Stores Company, which operates food and drug stores in Illinois and Wisconsin, and was Albertson’s President, Midwest Region after Albertsons acquired Jewel.

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Ryerson Inc.

Ryerson Inc. is a leading distributor and processor of metals in North America, with 2006 revenues of $5.9 billion. The Company services customers through a network of service centers across the United States and in Canada, Mexico, India, and China.

Important Information

Ryerson Inc. plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection with its 2007 Annual Meeting, and advises its security holders to read the Proxy Statement relating to the 2007 Annual Meeting when it becomes available because it will contain important information. Security holders may obtain a free copy of the Proxy Statement and any other relevant documents (when available) that Ryerson files with the SEC at the SEC’s web site at http://www.sec.gov. The Proxy Statement and these other documents may be accessed at www.ryerson.com or obtained free from Ryerson by directing a request to Ryerson Inc., ATTN: Investor Relations, 2621 West 15th Place, Chicago, IL 60608.

Certain Information Regarding Participants

Ryerson Inc., its directors and named executive officers may be deemed to be participants in the solicitation of Ryerson’s security holders in connection with its 2007 Annual Meeting. Security holders may obtain information regarding the names, affiliations, and interests of such individuals in Ryerson’s Annual Report on Form 10-K for the year ended December 31, 2005 and its proxy statement, dated April 3, 2006, each of which is filed with the SEC. To the extent holdings of Ryerson equity securities have changed since the amounts reflected in the proxy statement, dated April 3, 2006, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.